Exhibit 99.1

Sow Good Announces $3.7M Private Placement, New Market Penetration

IRVING, Texas, September 6, 2023 – Sow Good Inc., a trailblazer in the freeze-dried candy industry, announced today the successful completion of a $3.7M private placement raised from 735,000 newly issued shares. The share price of $5.00 represents an 18% premium to Sow Good’s last equity raise in 2021. Sow Good is thrilled by the continued sales growth of its freeze dried candy line and ability this raise provides to help meet customer demand.

Three New Freeze Driers by Q1 2024

In the last two months, as its freeze dried candy sales have continued to outpace expectations, Sow Good has increased its workforce by 40%, leased a 12,000 sq foot warehouse, and is in the process of maximizing production capacity. To meet growing customer demand, Sow Good has placed deposits on three additional freeze driers. These freeze driers will double current production capacity and will be operational in Q1 of 2024. Ira Goldfarb, Executive Chairman, stated, “The numbers are extremely exciting and promising. We sell products to our retailers, they sell out. Which is why our customers are increasing order volume and increasing their SKUs assortment. The need for immediate increased capacity is apparent. With our team’s extensive manufacturing expertise and passion for growth, we thrive in rapid scaling environments, and these expansion plans are only the beginning.”

Retail Expansions and New Market Penetration

Sow Good’s retail presence continues growing with its upcoming launch into Cracker Barrel and four SKU launch into 300 Target stores early September. Concurrently, Sow Good’s sales performance maintains a strong upward trajectory with current distributors and retailers, including Hy-Vee, FYE, Big Lots, and Five Below. Sow Good’s partnership with Five Below has expanded from two candy SKUs to four and will include SKUs from Sow Good’s upcoming freeze dried ice cream line, which is expected to launch across all channels in Q4 2023. Additionally, the company’s expansion into the Israeli market has yielded remarkable success, marking the first introduction of such treats in the region and Sow Good’s first foray into international markets.

Claudia Goldfarb, Sow Good CEO, stated, "Our expansion efforts, strategic partnerships, and foray into international markets are all in alignment with our pursuit of relentless innovation and mission to revolutionize and disrupt the candy industry."

About Sow Good Inc.

Sow Good Inc. (OTCQB:SOWG) is a freeze dried candy and snack company based in Irving, TX with an SQF-2 certified facility that holds three freeze driers built using proprietary technology. Sow Good is dedicated to becoming a household brand the revolutionizes the snacking industry with products that are convenient, shelf-stable, and delicious. To purchase Sow Good online or learn more, visit www.thisissowgood.com and follow @thisissowgood on TikTok, Instagram, YouTube, and Facebook.

CONTACT: info@sowginc.com